Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TENGION, INC.
a Delaware Corporation

Tengion, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:                      The name of the Corporation is Tengion, Inc.

SECOND:                 The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 10, 2003.

THIRD:                    The Certificate of Incorporation was most recently amended and restated by the filing of a Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) with the Secretary of State of Delaware on April 14, 2010.

FOURTH:                This Certificate of Amendment amends the Certificate, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

FIFTH:                     The Certificate is hereby amended by adding a new paragraph to Article IV “Capital Stock”, as follows:

“Upon the filing and effectiveness of this amendment to this Corporation’s Certificate (the “Effective Time”) pursuant to Delaware law, each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined in one validly issued, fully paid and nonassessable share of Common Stock, without any action by the holder thereof.  This Corporation will not issue fractional shares of Common Stock in connection with the combination; instead, each fractional share that would otherwise result from the combination shall be rounded up to one whole share of Common Stock.  Each certificate representing shares of Common Stock outstanding as of the Effective Time will thereafter represent that corresponding number of post-combination shares.  Each person holding a certificate or certificates representing shares of Common Stock as of the Effective Time shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled as a result of the combination.”

SIXTH:                      The effective date of this Certificate of Amendment shall be June 14, 2012 at 12:01 a.m.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 1st day of June, 2012.

By: /s/ A/ Brian Davis
A. Brian Davis
Chief Financial Officer and Vice President,
Finance